Exhibit 99.2

November 7, 2013

Dear Fellow Shareholders:

We are expecting Q4 2013 online revenues to be roughly flat with Q4 2012. Normally, I would not be pointing to flat as a positive sign, but the IT market in 2013 has been incredibly challenging as vendors have struggled for revenue and they, in turn, have aggressively cut marketing budgets. The reason we are able to get back to even in a declining budget cycle is because of the market share we are gaining due to the popularity of our new IT Deal Alert™ Service and the continued success we are having expanding our direct operations outside the US.

We believe that this momentum will carry in to 2014 as we are forecasting double-digit online revenue growth, flat event revenues and at least 50% incremental EBITDA margins.

If there is an upturn in IT spending in 2014, that will be further upside as our growth plan is not contingent upon an increase in IT spending and marketing budgets. When a recovery does happen, we believe that the investments and innovations that we have made during the downturn will pay off even more.

This improved outlook is one of the reasons behind the timing of our recent tender offer. We were able to use our strong balance sheet to return approximately $35.5 million to shareholders by repurchasing roughly 7.1 million shares. In the past 3 years, we have spent approximately $83 million to repurchase 15.7 million shares. We believe this is a good use of cash in a low interest rate environment and will prove to be very accretive as we are very optimistic about 2014 and beyond.

Q3 2013 Results

Total Q3 2013 revenues decreased 10% to $22.1 million compared to Q3 2012. Q3 2013 online revenue decreased by 8% to $18.8 million compared to Q3 2012. Online revenues represented 85% of total Q3 2013 revenues. Q3 2013 events revenue decreased by 20% to $3.3 million compared to Q3 2012 and represented 15% of total Q3 2013 revenues.

Adjusted EBITDA (earnings before interest, other income and expense, income taxes, depreciation and amortization, as further adjusted to eliminate stock-based compensation) for Q3 2013 decreased 38% to $2.7 million compared to $4.4 million for Q3 2012.

Total gross profit margin for Q3 2013 was 70%, compared to 71% for Q3 2012. Online gross profit margin remained flat at 71% in Q3 2013, compared to Q3 2012. Events gross profit margin decreased to 63% for Q3 2013, as compared to 67% for Q3 2012.

International Update

Our international online revenues represented 31% of online revenue in the third quarter and grew approximately 25% in the quarter versus the same period last year. We continue to make good progress in Germany where we launched direct operations in June after a long term partnership expired. Since Germany is the largest IT market in Europe, it is a place where we will continue to invest. We are also starting to pay more attention to Latin America as many of our customers are expanding there. While it is admittedly off a small base, it is our fastest growing region.

IT Deal Alert Update

There are more than 15 million visits to our network of websites each month. These visitors come to our sites to research which technology products to buy. While conducting this due diligence, it is not uncommon for 10 or more IT professionals from a single company to consume dozens of pieces of content each. Our customers are starting to grasp the power of us running data analytics and using algorithms against our audience’s consumption of content to ferret out where active sales opportunities are in over 60 specific technology categories.

In the third quarter we had more than 50 customers utilizing our IT Deal Alert Service. This is up from 25 customers in Q2. We expect this adoption to accelerate in Q4 as we expect to have more than 85 customers by the end of the quarter. We continue to receive very positive feedback from customers on the service and expect IT Deal Alert to be a meaningful growth driver in 2014.

Share Buyback

In the quarter, the Company purchased 153,740 shares at an average price of $4.60 on the open market for a total expenditure of approximately $0.7 million, reducing the outstanding share count to 38,704,236 shares as of September 30, 2013.

Tender Offer

During the quarter, the Company also announced that it had commenced a tender offer to purchase up to 6,500,000 shares of its common stock at a price of $5.00 per share. This offer expired on October 24, 2013. In accordance with the applicable SEC regulations and the terms of the Offer to Purchase, the Company exercised the right to purchase additional shares, resulting in the purchase of 7,100,565 shares, for a total cost of approximately $35.5 million. The current outstanding share count is 31,722,421 shares as of November 6, 2013.

In the past 3 years, the company has returned over $83 million to shareholders by repurchasing approximately 15.7 million shares.

Balance Sheet

We generated $5.8 million of cash during the quarter. The Company’s balance sheet remains strong. As of September 30, 2013, the Company’s cash, cash equivalents and investments totaled $68.3 million. Subsequent to the Tender Offer that expired on October 24, the Company’s cash, cash equivalents and investments totaled approximately $33 million.

Q4 2013 Guidance

We expect overall revenues for Q4 of 2013 to be between $23.0 million and $24.2 million. We expect online revenues to be between $21.5 million and $22.5 million. We expect event revenues to be between $1.5 million and $1.7 million. We expect adjusted EBITDA to be between $3.2 million and $4.3 million.

Summary

We feel that Q4 will set the foundation for us to return to double digit online revenue growth in 2014, flat event revenues and at least 50% incremental EBITDA margins. The macro IT market has been very challenging the past two years. Throughout that time period, we’ve managed sustained profitability while investing in new growth initiatives. We’ve used strong free cash flow to buyback a substantial amount of stock. As our growth initiatives take hold in 2014, and we return to double digit online growth, we’re optimistic we will drive strong shareholder returns.

Sincerely,

Greg Strakosch

Chairman, CEO and Co-Founder

Forward Looking Statements

Certain matters included in this Letter to Shareholders may be considered to be “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of the Company and members of our management team. All statements contained in this Letter to Shareholders, other than statements of historical fact, are forward-looking statements, including those regarding: guidance on our future financial results and other projections or measures of our future performance; our expectations concerning market opportunities and our ability to capitalize on them; and the amount and timing of the benefits expected from acquisitions, from new products or services and from other potential sources of additional revenue. Investors and prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. These statements speak only as of the date of this Letter to Shareholders and are based on our current plans and expectations, and they involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, those relating to: market acceptance of our products and services; relationships with customers, strategic partners and our employees; difficulties in integrating acquired businesses; and changes in economic or regulatory conditions or other trends affecting the Internet, Internet advertising and information technology industries. These and other important risk factors are discussed or referenced in our Annual Report on Form 10-K filed with the Securities and Exchange Commission, under the heading “Risk Factors” and elsewhere, and any subsequent periodic or current reports filed by us with the SEC. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.